PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated April 17, 2007)	Registration No. 333-140107

COLUMBIA LABORATORIES, INC.

9,904,761 Shares of Common Stock

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The following information supplements information contained in the prospectus dated April 17, 2007, relating to the resale by selling stockholders of shares of our common stock, including shares of our common stock that are issuable upon conversion of our convertible subordinated notes due December 31, 2011 and exercise of outstanding warrants held by such selling stockholders.  We redeemed the convertible subordinated notes on July 2. 2010. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Our common stock is listed on the Nasdaq Global Market under the symbol “CBRX”.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K AND OUR QUARTERLY REPORTS ON FORM 10-Q THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is December 20, 2010.

SELLING STOCKHOLDERS

Effective as of December 15, 2010, Perry Partners International, Inc., a named selling stockholder in the prospectus, transferred warrants exercisable for 709,480 shares of common stock to Perry Partners International Master, Inc.

The purpose of this prospectus supplement is to amend the Selling Stockholders table in order to reflect this change. Accordingly, this Supplement amends the Selling Stockholders table beginning on page 12 in the Prospectus by deleting the Perry Partners International, Inc., line and replacing it with the line set forth below. We received this information from the selling stockholder.  In addition, the selling stockholder identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of its securities since the date on which it provided the information regarding its securities.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock Being Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
	Number	Percent(2)		Number	Percent(2)
Perry Partners International Master, Inc.	4,392,462 (3)	5.1%	709,480	3,682,982	4.3%

(1)	Assumes the maximum number of shares registered under the registration statement of which the prospectus, as supplemented by this prospectus supplement, forms a part, is sold.

(2)
The percentage of shares beneficially owned is based on 80,982,112 shares issued and outstanding as of December 15, 2010, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, or the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of December 15, 2010 through the exercise of any stock option or other rights.

(3)
Includes 709,480 shares that may be acquired after December 15, 2010, upon the exercise of the warrants and 3,682,982 shares of common stock that may be acquired through the exercise or conversion of other securities within 60 days of December 15, 2010.